Exhibit 10.72
SPECIAL PROVISIONS ATTACHED TO BASE CONTRACT FOR SALE AND PURCHASE OF NATURAL GAS between Tractebel Energy Marketing, Inc. and Northeast Energy Associates, LP dated January 25, 2005
The following changes are made to the General Terms and Conditions:
(1) Section 1 is amended by adding the following new Section 1.5:

1.5 Each party shall be entitled to receive from the other party, upon reasonable request made to the other party, an accurate duplicate of the recording(s) made by such other party (if any) associated with a disputed transaction.

(2) The following definition shall be added as Sections 2.30:

2.30 "Costs" shall mean (a) losses associated with transmission/transportation costs related to the Terminated Transactions which were incurred by the Non-Defaulting Party and which cannot be avoided through the Non-Defaulting Party's reasonable efforts; (b) brokerage fees, commissions and other similar transaction costs and expenses reasonably incurred by the Non-Defaulting Party either in terminating or entering into new arrangements which replace a Terminated Transaction; and (c) reasonable external counsel's fees and court costs, if any, incurred by the Non-Defaulting Party in connection with enforcing its rights in respect of the Terminated Transactions.

(3) In Section 3.2 (for both the Cover Standard and the Spot Price Standard), the following is inserted at the beginning of the first sentence thereof:
"Subject to Section 10, ".
(4) In Section 10.2, the following is inserted in the ninth line before the semicolon:

"; or (ix) fail to deliver or receive Gas under a Firm transaction (except as prevented by Force Majeure) for 5 consecutive days or for 10 cumulative days during any 60 day period; or (x) fail to perform any other material obligation under this Contract, (other than a failure to deliver or receive Gas and other than a failure specifically identified as a separate Event of Default hereunder) if such failure is not remedied within five (5) Business Days after receiving written notice thereof".

(6) The following is added to the end of the first paragraph of Section 10.3.1:

" In addition the Non-Defaulting Party may adjust the amount owed to account for any Costs incurred by the Non-Defaulting Party as a result of the termination, acceleration and liquidation of the Terminated Transactions."

(7) The following is added at the end of Section 10.4:

"Notwithstanding anything herein to the contrary, if the Non-Defaulting Party owes the Net Settlement Amount to the Defaulting Party, the Non-Defaulting Party shall not be required to pay to the Defaulting Party the Net Settlement Amount, nor shall interest be owed on such amount, until (i) the Non-Defaulting Party receives confirmation satisfactory to it, in its reasonable discretion, that all other obligations of any kind whatsoever of the Defaulting Party to make any payments to the Non-Defaulting Party under this Contract and transactions hereunder, or otherwise, which are due and payable as of the Early Termination Date, have been paid (or netted, set off, recouped, or the like) in full; and (ii) the Defaulting Party executes a release in a form reasonably satisfactory to the Non-Defaulting Party that acts as the final resolution of the transactions hereunder. To the extent that either party believes that bankruptcy court approval of the release is required, the Non-Defaulting Party may withhold payment of the Net Settlement Amount until such time as appropriate court approval has been obtained and is final and non-appealable."

(8) In Section 11.3, the following is inserted in the third line thereof after the word "excuse":
" failed to use reasonable efforts to overcome the condition or".
(9) In Section 14.10, the following is inserted at the end thereof:
(10) Section 14.11 is deleted in its entirety and replaced with the following:

The parties agree (i) that any controversy or claim arising out of or relating to this Contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules before a panel of one (1) arbitrator to be appointed by the parties following AAA procedures, including, if applicable, the expedited procedures set forth in Rule 51 et seq.; (ii) judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and (iii) that each will abide by and perform any award rendered by the arbitrator, which shall be final and binding. The location for the arbitration shall be Houston, Texas. It is agreed that the arbitrator shall have no jurisdiction or authority to award treble, exemplary, or punitive damages of any type under any circumstances whether or not such damages may be available under any applicable law, and each of the parties hereby waives its rights, if any, to recover any such damages. To the fullest extent permitted by law, the parties shall maintain in confidence the fact that an arbitration has been commenced, all documents and information exchanged during the course of the arbitration proceeding, and the arbitrator's award; provided, however, each of the parties shall be entitled to disclose such matters to its own officers, directors, and employees, its professional advisors, and other representatives as necessary for the purposes of conducting the arbitration and may make such disclosures in the course of legal proceedings as may be required to pursue any legal right arising out of or in connection with the arbitration.

(11) A new Section 14.13 is added as follows:

14.13 EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS CONTRACT OR ANY TRANSACTION HEREUNDER.

[END OF SPECIAL PROVISIONS]